Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
RUSS BERRIE AND COMPANY, INC. REPORTS
FIRST QUARTER 2009 RESULTS
Adjusted Net Income was $1.9 Million, or $0.09 per Diluted Share;
EBITDA from Continuing Operations was $6.3 Million
Wayne, N.J. — May 12, 2009 — Russ Berrie and Company, Inc. (NYSE: RUS) today reported financial results for the first quarter ended March 31, 2009.
The Company noted that: (i) the first quarter of 2009 was its first full quarter as a streamlined business focused on the demographically attractive infant and juvenile market, following the divestiture of its gift business in December 2008; and (ii) it had now owned its LaJobi and CoCaLo operations for 12 months since acquiring the companies on April 2, 2008. As a result, the Company also presented certain financial information for the trailing 12-month period ended March 31, 2009, including certain non-GAAP financial measures.
Summary Results (1)(2)
•
Net sales for the three months ended March 31, 2009 (“Q1 2009”) increased 35.2% to $56.3 million, as compared to $41.6 million for the three months ended March 31, 2008 (“Q1 2008”), primarily reflecting the acquisitions of LaJobi and CoCaLo on April 2, 2008

•	Net sales for the trailing 12-months ended March 31, 2009 (the “TTM Period”) were $243.9 million

•	Net income for Q1 2009 was $1.3 million, or $0.06 per diluted share, as compared to $2.0 million, or $0.09 per diluted share, in Q1 2008

•	Adjusted net income(1) was $1.9 million, or $0.09 per diluted share, in Q1 2009, as compared to $2.0 million, or $0.09 per diluted share, in Q1 2008

•	EBITDA from continuing operations(1) for Q1 2009 was $6.3 million

•	EBITDA from continuing operations(1) for the TTM Period was $27.3 million

(1)
“Adjusted net income” and “Adjusted net income per share” for Q1 2009 and “EBITDA from continuing operations” for Q1 2009 and for the TTM Period are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the tables at the end of this release.

(2)
As a result of the sale of the gift business on December 23, 2008, results of operations in this release present the Company’s gift business as discontinued operations for all periods and, unless stated otherwise, all financial results reflect continuing operations only.

Bruce G. Crain, Chief Executive Officer and President, commented, “We are pleased with our first quarter results, which were ahead of our expectations. Our team executed well as they continued to navigate a very challenging economic environment. We are also encouraged about several fresh product placement programs we secured for the balance of the year, even as retailers remained conservative about inventory replenishment during the first quarter.”
Mr. Crain continued, “We believe we now have a strong and focused business model that generates considerable positive cash flow, even during a period of economic contraction, as our trailing 12-month results demonstrate. We also have several strategies in place to further expand our business. First, our core focus remains on creating design-led, innovative, branded products at a variety of price points that resonate across the spectrum of retailers and consumers we serve. Second, we are expanding our product offerings by developing new products in complementary categories. Third, we are pursuing opportunities to expand and diversify our distribution channels, with a particular emphasis on further penetrating key domestic accounts and expanding internationally. Fourth, we are leveraging our industry expertise to provide even more complete solutions for the baby nursery through sales and marketing collaborations among our businesses. Fifth, we will continue to aggressively manage our cost structure within each of our businesses and collaboratively through the consolidation of operational activities that capture supply chain, distribution channel and back office synergies. I am confident that these actions will enable us to realize additional opportunities to grow profitably and deliver shareholder value.”
Mr. Crain concluded, “While the economic trends and consumer behavior are difficult to predict and our current expectations remain cautious for the remainder of the year, we are assuming some strengthening in the economy during the second half. Accordingly, we currently anticipate that our earnings performance for the full year 2009 will reflect modest improvement over our trailing 12-month results, as adjusted for special items.”
First Quarter 2009 Results
Net sales for Q1 2009 increased 35.2% to $56.3 million, as compared to $41.6 million for Q1 2008. This increase is a result of $26.6 million of net sales generated by LaJobi and CoCaLo, partially offset by softness at Kids Line and Sassy, which primarily reflects approximately $5.5 million of non-recurring Q1 2008 sales from our MAM distribution agreement, which the Company terminated effective December 2008, and continued conservative retailer ordering in the wake of the general consumer recession.
Gross profit for Q1 2009 was $16.9 million, or 30.0% of net sales, as compared to gross profit of $15.2 million, or 36.4% of net sales, for Q1 2008. Although gross profit in absolute terms increased as a result of the acquisitions of LaJobi and CoCaLo, gross profit margin declined, primarily as a result of: (i) sales mix changes resulting in greater sales of lower margin product, including strong sales of licensed product and the inclusion in Q1 2009 of LaJobi sales, which typically carry lower margins, on average, than the Company’s other business units; and (ii) increases in mark downs and advertising allowances provided to assist retailers in clearing existing inventory in anticipation of new product placement programs for later this year.
Selling, general and administrative expense for Q1 2009 was $12.5 million, or 22.2% of net sales, as compared to $9.0 million, or 21.6% of net sales, for Q1 2008. On an absolute basis, SG&A expense increased primarily as a result of the LaJobi and CoCaLo acquisitions ($4.5 million) and severance costs associated with a former executive recorded in the first quarter of 2009 ($0.4 million). These additional SG&A expenses were partially offset by lower expenses at both Kids Line and Sassy due to cost containment programs and lower sales volume.

Other expense was $2.2 million in Q1 2009 as compared to $1.0 million in Q1 2008. This increase of approximately $1.2 million was primarily attributable to increased interest and interest-related charges incurred primarily in connection with the acquisitions of LaJobi and CoCaLo ($0.9 million) and the related write-off of deferred financing and other costs incurred in connection with the amendment to the credit facility necessitated by such acquisitions ($0.5 million), partially offset by a favorable change ($0.2 million) in the fair value of an interest rate swap agreement.
Net income was $1.3 million, or $0.06 per diluted share, for Q1 2009, compared to $2.0 million, or $0.09 per diluted share, for Q1 2008.
At March 31, 2009, outstanding debt under the Company’s credit facility was $98.8 million, which reflects the pay down of approximately $30.6 million of debt since the April 2, 2008 acquisitions of LaJobi and CoCaLo.
Non-GAAP Information
In this release, certain financial measures for the three months ended March 31, 2009 and for the TTM Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All “Adjusted net income”, Adjusted net income per share” and “EBITDA from continuing operations” figures in this release are non-GAAP financial measures. EBITDA from continuing operations is defined as net income from continuing operations plus provision for interest expense, income taxes, depreciation, amortization, and other non-cash, special or non-recurring charges from continuing operations. Adjusted net income, Adjusted net income per share and EBITDA from continuing operations for Q1 2009 exclude certain severance costs ($0.4 million) and the write-off of deferred financing and related legal expenses ($0.5 million), in each case recorded in Q1 2009 and, with respect to Adjusted net income, giving effect to related taxes by applying an assumed 39% effective tax rate. In addition, EBITDA from continuing operations for Q1 2009 further excludes non-cash, stock-based compensation expense of $0.5 million and transaction costs related to the gift sale of $0.08 million.
In addition to the interest expense, income taxes, depreciation and amortization added back to net loss for continuing operations and set forth in detail in the reconciliation table attached to this press release, the following non-cash, special or non-recurring charges were added back to net income from continuing operations to arrive at EBITDA from continuing operations for the TTM Period:
(i) a non-cash impairment charge of $130.2 million to goodwill, recorded in the fourth quarter and full year 2008 in “impairment of goodwill and other intangibles”, as a result of the annual impairment testing process under SFAS 142;
(ii) a non-cash impairment charge of $6.7 million, recorded in the fourth quarter and full year 2008 in “impairment of goodwill and other intangibles”, related to the reduced value of the Company’s Applause® trademark resulting from the sale of the gift business;
(iii) a non-cash impairment charge of $3.7 million, recorded in the fourth quarter and full year 2008 in “cost of goods sold”, related to certain infant and juvenile trade names as a result of the annual impairment testing process under SFAS 142;

(iv) non-cash expense of $1.7 million related to stock-based compensation, recorded in selling, general and administrative expense;
(v) transaction costs related to the sale of the gift business of $1.4 million, recorded in selling, general and administrative expense; and
(vi) $0.4 million of severance costs associated with a former executive recorded in Q1 2009 in selling, general and administrative expense.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provides an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET on Tuesday, May 12, 2009, may be accessed by dialing 800-254-5933 or 973-409-9255, access code: 98556143. Additionally, a webcast of the call can be accessed at www.russberrieij.com or at www.earnings.com. A replay of the call will be available shortly after the call through May 19, 2009, by dialing 800-642-1687 or 706-645-9291, access code: 98556143. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.
Corporate Governance and Available Information
The Company makes available a wide variety of information free of charge on its website at www.russberrieij.com. The Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Reports on Form 10-K, are available on the Company’s website as soon as reasonably practicable after the reports are electronically filed with the SEC. Mailed copies of our complete audited financial statements for fiscal 2008 can be obtained free of charge by writing to the Company at Russ Berrie and Company, Inc., 1800 Valley Road, Wayne, New Jersey 07470, Attention: Investor Relations.

About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are sold primarily through mass market, specialty, food, drug and independent retailers worldwide.
The Company’s business is comprised of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc.; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
(tables to follow)
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Russ Berrie and Company, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2009	2008
Net sales	$56,278	$41,612

Cost of sales	39,397	26,457

Gross profit	16,881	15,155

Selling, general and administrative expenses	12,495	8,985

Operating income	4,386	6,170

Other (expense) income:
Interest expense, including amortization and Write-off of deferred financing costs	(2,179)	(1,020)
Interest and investment income	6	45
Other, net	(22)	(14)

	(2,195)	(989)

Income from continuing operations before Income tax provision	2,191	5,181

Income tax (benefit) provision	855	2,021

Income from continuing operations	1,336	3,160

Discontinued operations:
Loss from discontinued operations	—	(2,206)
Income tax (benefit) from discontinued operations	—	(1,046)

(Loss) from discontinued operations, net of tax	—	(1,160)

Net Income	$1,336	$2,000

Basic earning (loss) per share:
Continuing operations	$0.06	$0.15
Discontinued operations	0.00	(0.06)

	$0.06	$0.09

Diluted earning (loss) per share:
Continuing operations	$0.06	$0.15
Discontinued operations	0.00	(0.06)

	$0.06	$0.09

Weighted average shares:
Basic	21,498,000	21,300,000

Diluted	21,498,000	21,325,000

Russ Berrie and Company, Inc.
Selected Consolidated Balance Sheet Data
(Dollars in Thousands)

	March 31,	December 31,
	2009	2008

Cash and cash equivalents	$1,846	$3,728

Accounts receivable, net	38,940	39,509

Inventories, net	36,664	47,169

Other current assets	3,644	4,208

Long-term assets	141,113	140,820

Total assets	$222,207	$235,434

Short-term debt	$35,547	$27,047

Other current liabilities	29,808	42,521

Long-term liabilities	77,041	87,990

Total liabilities	142,396	157,558

Shareholders’ equity	79,811	77,876

Total liabilities and shareholders’ equity	$222,207	$235,434

Russ Berrie and Company, Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in Thousands, Except per Share Data)

Three Months Ended
March 31, 2009
To arrive at Adjusted net income and Adjusted net income per share:
Net income from continuing operations, as reported	$1,336
Add: Severance costs	394
Add: Write-off of deferred financing costs and related legal expense	495
Less: Tax impact of above items (using assumed 39% effective rate)	347

Adjusted net income	$1,878

Adjusted net income per diluted share	$0.09

To arrive at EBITDA from continuing operations:
Net income from continuing operations, as reported	$1,336
Add: Net income tax provision	855
Add: Net interest expense, including amortization and write-off of deferred financing costs	2,179
Add: Depreciation and amortization	952
Add: Stock-based compensation expense	536
Add: Severance costs	394
Add: Transaction costs related to gift sale	81

EBITDA from continuing operations	$6,333

Trailing Twelve Months
Ended March 31, 2009
To arrive at EBITDA from continuing operations:
Net loss from continuing operations, as reported	$(101,162)
Less: Net income tax benefit	(30,198)
Add: Net interest expense, including amortization and write-off of deferred financing costs	10,574
Add: Depreciation and amortization	3,897
Add: Goodwill impairment charge	130,198
Add: Applause tradename impairment charge	6,733
Add: I&J tradename impairment charges	3,700
Add: Stock-based compensation expense	1,726
Add: Transaction costs related to gift sale	1,405
Add: Severance costs	394

EBITDA from continuing operations	$27,267